Exhibit 10.8
THE CHUBB CORPORATION
LONG-TERM INCENTIVE PLAN (2009)
Non-statutory Stock Option Award Agreement [for Participants in Canada]
     This NON-STATUTORY STOCK OPTION AWARD AGREEMENT, dated as of February 25, 2010, is by and between The Chubb Corporation (the “Corporation”) and [                    ] (the “Participant”), pursuant to The Chubb Corporation Long-Term Incentive Plan (2009) (the “Plan”). Capitalized terms that are not defined herein shall have the same meanings given to such terms in the Plan. If any provision of this Agreement conflicts with any provision of the Plan (as either may be interpreted from time to time by the Committee), the Plan shall control.
     WHEREAS, pursuant to the provisions of the Plan, the Committee has authorized the grant to the Participant of Non-statutory Stock Options in accordance with the terms and conditions of this Agreement, subject to the acceptance of its terms by the Participant; and
     WHEREAS, the Participant and the Corporation desire to enter into this Agreement to evidence and confirm the grant of such Non-statutory Stock Options on the terms and conditions set forth herein.
     NOW THEREFORE, the Participant and the Corporation agree as follows:
     1. Grant of Options; Exercise Price. Pursuant to the provisions of the Plan, on the date set forth above (the “Grant Date”), the Corporation has granted and hereby evidences the grant to the Participant, subject to the terms and conditions set forth herein and in the Plan, of options to purchase from the Corporation [                    ] shares of Stock (the “Option”). The exercise price for each share of Stock covered by the Option shall be equal to $[US ___.___], which was the Fair Market Value of the Stock on the Grant Date. Upon any exercise of the Options, the Corporation shall cause a book entry account maintained for the Participant to be credited for the number of shares of Stock to be issued to the Participant (or shall evidence the issuance of Stock by such other reasonable method as the Committee may determine in its sole discretion).
     2. Exercisability. Except as provided in Sections 5 and 6, and subject to the Participant’s continued employment with the Corporation or a Subsidiary through the applicable vesting date, the Options shall become vested and exercisable in accordance with the following schedule:

Date	Options Vested & Exercisable
1st anniversary of Grant Date	1/3 of the Options

2nd anniversary of Grant Date	1/3 of the Options

3rd anniversary of Grant Date	1/3 of the Options

1

     Once vested in accordance with the provisions of this Agreement, Options may be exercised at any time, and from time to time, prior to the date such Options terminate as determined under Section 3(a) or 5. Options may only be exercised with respect to full shares of Stock and no fractional shares of Stock shall be issued. Any exercise of the Option shall be made by giving the Corporation or its designee written notice of exercise specifying the number of shares of Stock to be purchased. The notice of exercise shall be accompanied by tender to the Corporation of the full purchase price of said shares and any Tax-Related Items (as defined in Section 11 below). Payment of the purchase price of the shares of Stock shall be made in cash, check, in a combination of the foregoing, or by any other method or procedure as shall be permitted by the Plan or the Committee; provided, however, that the Committee may, in its sole discretion, prohibit or limit the use of shares of Stock as part or full payment of the purchase price and any Tax-Related Items.
     3. Conditions Applicable to Options. It is understood and agreed that the Option is subject to the following conditions:
     (a) Normal Termination of Options. The Options shall not in any event be exercisable on or after and shall be forfeited as of the tenth anniversary of the Grant Date.
     (b) Restrictions on Transfer. The Options may not be sold, assigned, hypothecated, pledged or otherwise transferred or encumbered in any manner except by will or the laws of descent and distribution.
     (c) No Rights as a Shareholder. Neither the Participant nor any legal representative, legatee, or distributee shall be deemed to be a holder of or possess any shareholder rights with respect to any shares of Stock subject to the Option prior to the issuance of such shares upon exercise of the Option.
     4. Adjustment in Capitalization. In the event that the Committee shall determine that any stock dividend, stock split, share combination, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares, warrants or rights offering to purchase Stock at a price substantially below Fair Market Value, or other similar corporate event affects the Stock such that an adjustment is required in order to preserve, or to prevent the enlargement of, the benefits or potential benefits intended to be made available under this Award, then the Committee shall, in such manner as the Committee may deem equitable (in its sole discretion), adjust any or all of the number and kind of shares subject to this Option, the exercise price with respect to shares of Stock covered by the Option and/or, if deemed appropriate, make provision for a cash payment to the person holding this Option; provided, however, that the number of shares subject to this Option always shall be a whole number.
     5. Termination of Employment.
          (a) Qualifying Termination. If the Participant’s employment terminates by reason of a Qualifying Termination on or after the first anniversary of the Grant Date, all of the Options granted hereunder shall become vested and the Participant may exercise the Options until the normal termination date specified in Section 3(a).

          (b) Termination for any Other Reason. If the Participant’s employment terminates for any reason other than a Qualifying Termination on or after the first anniversary of the Grant Date, any Options not exercised on or prior to the date of termination (including, without limitation, any portion of the Options that are not then exercisable) shall be forfeited and canceled without further action by the Corporation or the Participant as of the date of such termination. For purposes of the Option, the term “Retirement” shall mean a termination of the Participant’s employment other than for Cause at or after the age at which retirement benefits can commence under the Employer’s retirement plan, or, in the absence of such a plan, on or after the age for commencement of pension benefits under local statute. Accordingly, all of the Options covered by the Award shall be forfeited and canceled without further action by the Corporation or the Participant as of the date a Participant is terminated for Cause, whether prior to, on, or after the attainment of such age.
          (c) Transfers between the Corporation and Subsidiaries; Leaves, Other Absences and Suspension. Transfer from the Corporation to a Subsidiary, from a Subsidiary to the Corporation, or from one Subsidiary to another shall not be considered a termination of employment. Any question regarding whether a Participant’s employment has terminated in connection with a leave of absence or other absence from active employment shall be determined by the Committee, in its sole discretion, taking into account the provisions of applicable law and the Corporation’s generally applicable employment policies and practices. The Committee also may suspend the operation of the termination of employment provisions of this Agreement for such period and upon such terms and conditions as it may deem necessary or appropriate to further the interests of the Corporation.
     6. Change in Control. Notwithstanding anything in Section 2 to the contrary, Section 9 of the Plan shall apply in the event of a Change in Control.
     7. Restrictive Covenants. As a condition to the receipt of the Option made hereby, the Participant agrees to be bound by the terms and conditions hereof and of the Plan, including the following restrictive covenants:
          (a) Non-Disclosure. The Participant shall not, without prior written authorization from the Corporation’s Chief Executive Officer, disclose to anyone outside the Corporation, or use (other than in the Corporation’s or any of the Subsidiaries’ business), any confidential information or material relating to the business of the Corporation or any of the Subsidiaries that is acquired by the Participant either during or after employment with the Corporation or any of the Subsidiaries.
          (b) Non-Solicitation. Unless the Participant has received prior written authorization from the Corporation’s Chief Executive Officer, the Participant shall not during his or her employment or service with the Corporation or any of the Subsidiaries and for a period of one (1) year following any termination of such employment or service relationship (the “Restricted Period”):
          (i) Directly or indirectly, employ, solicit, persuade, encourage or induce any individual employed by the Corporation or any of the Subsidiaries to become employed by or associated with any person or entity other than the Corporation or any of the Subsidiaries; or
          (ii) Directly or indirectly, solicit business on behalf of a Competitive Business from any Customer with whom the Participant has had, or employees reporting to the Participant have had, personal contact or dealings with on behalf of the Corporation or any of the Subsidiaries during the one (1) year period preceding the Restricted Period.
          “Customer” shall mean a person or entity to which the Corporation or any of the Subsidiaries is at the time providing services (which includes the provision of insurance or any other contractual obligation under any products of the Corporation or any of the Subsidiaries); for avoidance of doubt, it is understood and agreed that the term “Customer” includes any broker, agent, or other third party acting for or on behalf of such broker or agent.
          “Competitive Business” shall mean any person or entity (including any joint venture, partnership, firm, corporation or limited liability company) that engages, directly or indirectly, in the property and casualty insurance business, including, but not limited to, commercial insurance, personal insurance, specialty insurance, surety, excess and surplus lines and/or reinsurance, and/or any other business that is a significant business of, the Corporation and the Subsidiaries as of the date of the Participant’s termination of employment or service with the Corporation or any of the Subsidiaries; provided however, that a business set forth above shall not be considered a “Competitive Business” in the event that, as of the date of the Participant’s termination of employment or service with the Corporation or any of the Subsidiaries, such business is no longer a business of the Corporation or any of the Subsidiaries.
          (c) Inventions. A Participant shall disclose promptly and assign to the Corporation all right, title, and interest in any invention or idea, patentable or not, made or conceived by the Participant during employment by the Corporation or any of the Subsidiaries, relating in any manner to the actual or anticipated business, research or development work of the Corporation or any of the Subsidiaries and shall do anything reasonably necessary to enable the Corporation or any of the Subsidiaries to secure a patent, copyright or any other intellectual property rights where appropriate in the United States and in foreign countries.
          (d) Relief with Respect to Violations of Covenants. Failure to comply with the provisions of this Section 7 at any point before delivery of shares of Stock in respect of the Option shall cause the Option to be canceled without any payment therefor. In the event that all or any portion of the Option shall have been exercised within twelve (12) months of the date on which any breach by the Participant of any of the provisions of this Section 7 shall have first occurred, the Committee may require that the Participant repay (with interest or appreciation (if any), as applicable, determined up to the date payment is made), and the Participant shall promptly repay, to the Corporation the value of any cash or property (including the Fair Market Value of any Stock) conveyed to the Participant within such period in respect of the Option. Additionally, the Participant agrees that the Corporation shall be entitled to an injunction, restraining order or such other equitable relief restraining the Participant from committing any violation of the covenants or obligations contained in this Section 7. These rescission rights and injunctive remedies are cumulative and are in addition to any other rights and remedies the

Corporation may have at law or in equity. The Participant acknowledges and agrees that the covenants and obligations in this Section 7 relate to special, unique and extraordinary matters and that a violation or threatened violation of any of the terms of such covenants or obligations will cause the Corporation and the Subsidiaries irreparable injury for which adequate remedies are not available at law.
          (e) Reformation. The Participant agrees that the provisions of this Section 7 are necessary and reasonable to protect the Corporation in the conduct of its business. If any restriction contained in this Section 7 shall be deemed to be invalid, illegal or unenforceable by reason of the extent, duration or geographical scope hereof, or otherwise, then the court making such determination shall have the right to reduce such extent, duration, geographical scope or other provisions hereof, and in its reduced form such restriction shall then be enforceable in the manner contemplated hereby.
     8. Notice. Any notice to be given hereunder to the Corporation, other than with respect to option exercises, shall be addressed to The Chubb Corporation, Attention Secretary, 15 Mountain View Road, P.O. Box 1615, Warren, New Jersey 07061-1615, and any notice given hereunder to the Participant shall be addressed to the Participant at the Participant’s address as shown on the records of the Corporation.
     9. No Right to Continued Employment. Neither the execution and delivery hereof nor the granting of the Award shall constitute or be evidence of any agreement or understanding, express or implied, on the part of the Corporation or any of the Subsidiaries to employ or continue the employment of the Participant for any period.
     10. Committee Discretion; Delegation. Notwithstanding anything contained in this Agreement to the contrary, the Committee, in its sole discretion and in accordance with the terms of the Plan, may take any action that is authorized under the terms of the Plan that is not contrary to the express terms hereof, including accelerating the vesting and exercisability of Options, at such times (including, without limitation, upon or in connection with the Participant’s termination of employment) and upon such terms and conditions as the Committee shall determine. Nothing in this Agreement shall limit or in any way restrict the power of the Committee, consistent with the terms of the Plan, to delegate any of the powers reserved to it hereunder to such person or persons as it shall designate from time to time.
     11. Withholding. Regardless of any action the Corporation and/or the Subsidiary employing the Participant (the “Employer”) take with respect to any or all income tax (including U.S. federal, state, and local tax and/or non-U.S. tax), social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), the Participant acknowledges that the ultimate liability for all Tax-Related Items legally due by the Participant is and remains the Participant’s responsibility and that the Corporation and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award, including the grant, vesting or exercise of the Option, the subsequent sale of any shares of Stock acquired upon exercise and the receipt of any dividends; and (ii) do not commit to structure the terms of the grant or any aspect of the Award to reduce or eliminate the Participant’s liability for Tax-Related Items.

     Prior to the relevant taxable event, the Participant shall pay or make arrangements satisfactory to the Corporation and/or the Employer to satisfy all Tax-Related Items. In this regard, the Participant authorizes the Corporation and/or the Employer to withhold all applicable Tax-Related Items legally payable by the Participant from any wages or other cash compensation paid to the Participant by the Corporation and/or the Employer. Alternatively, or in addition, if permissible under local law, the Participant authorizes the Corporation and/or the Employer, at their discretion and pursuant to such procedures as the Corporation may specify from time to time, to satisfy the obligations with respect to all Tax-Related Items legally payable by the Participant by one or a combination of the following: (i) withholding otherwise deliverable shares of Stock, provided that the Corporation only withholds the amount of shares of Stock necessary to satisfy the minimum withholding amount or such other amount as may be necessary to avoid adverse accounting treatment; (ii) arranging for the sale of shares of Stock otherwise deliverable to the Participant (on the Participant’s behalf and at the Participant’s direction pursuant to this authorization); or (iii) withholding from the proceeds of the sale of shares of Stock acquired upon exercise of the Option. If the obligation for Tax-Related Items is satisfied by withholding a number of shares of Stock as described herein, the Participant shall be deemed, for tax purposes only, to have been issued the full number of shares of Stock subject to the portion of the Option exercised, notwithstanding that a number of shares are held back solely for purposes of paying the Tax-Related Items due as a result of any aspect of the Award. The Participant shall pay to the Corporation and/or the Employer any amount of Tax-Related Items that the Corporation and/or the Employer may be required to withhold as a result of the Participant’s participation in the Plan that cannot be satisfied by the means previously described. The Corporation may refuse to deliver to the Participant any shares of Stock pursuant to the Award if the Participant fails to comply with his or her obligations in connection with the Tax-Related Items as described in this Section 11.
     12. [Acknowledgement of Nature of Plan and Option. In accepting the Option, the Participant acknowledges that:
     (a) the Plan is established voluntarily by the Corporation, it is discretionary in nature, and it may be modified, amended, suspended or terminated by the Corporation at any time, unless otherwise provided in the Plan and this Agreement;
     (b) the grant of the Option is voluntary and occasional and does not create any contractual or other right to receive future grants of Options, or benefits in lieu of Options, even if Options have been granted repeatedly in the past;
     (c) all decisions with respect to future awards, if any, will be at the sole discretion of the Corporation;
     (d) the Participant’s participation in the Plan is voluntary;
     (e) the Participant’s participation in the Plan shall not interfere with the ability of the Employer to terminate the Participant’s employment or service relationship (if any) at any time;

     (f) the Option is an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Corporation or any Subsidiary and which is outside the scope of the Participant’s employment or service contract, if any;
     (g) the Option is not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculation of any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Corporation or any Subsidiary;
     (h) the future value of the underlying shares of Stock is unknown and cannot be predicted with certainty;
     (i) if the underlying shares of Stock do not increase in value, the Option will have no value;
     (j) if the Participant exercises his or her Option and obtains shares of Stock, the value of such shares may increase or decrease in value, even below the exercise price;
     (k) in consideration of the Option, no claim or entitlement to compensation or damages shall arise from termination of the Option or from any diminution in value of the Option or shares of Stock acquired upon exercise of the Option resulting from termination of the Participant’s employment with the Corporation or any Subsidiary (for any reason whatsoever and whether or not in breach of local labor laws) and the Participant irrevocably releases the Corporation and any Subsidiary from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by signing the Agreement, the Participant shall be deemed to have waived his or her entitlement to pursue such claim;
     (l) in the event of termination of the Participant’s employment (whether or not in breach of local labor laws), the Participant’s right to receive an Option and vest in the Option under the Plan, if any, will terminate effective as of the date that the Participant is no longer actively employed and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law); furthermore, in the event of termination of employment (whether or not in breach of local labor laws), the Participant’s right to exercise the Option after termination of employment, if any, will be measured by the date of termination of the Participant’s active employment and will not be extended by any notice period mandated under local law; the Committee shall have the exclusive discretion to determine when the Participant is no longer actively employed for purposes of the Option;
     (m) the Corporation is not providing any tax, legal or financial advice, nor is the Corporation making any recommendations regarding the Participant’s participation in the Plan or the acquisition or sale of shares of Stock; and

     (n) the Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.]
     13. [Data Privacy Notice and Consent. The Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Participant’s personal data as described in this Agreement and any other Option grant materials by and among, as applicable, the Employer, the Corporation and its Subsidiaries for the exclusive purpose of implementing, administering and managing his or her participation in the Plan.
     The Participant understands that the Corporation and the Employer may hold certain personal information about the Participant, including, but not limited to, the Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of Stock or directorships held in the Corporation, details of all Options or any other entitlement to shares of Stock awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor, for the exclusive purpose of implementing, administering and managing the Plan (“Data”).
     The Participant understands that Data will be transferred to any third parties assisting the Corporation with the implementation, administration and management of the Plan. The Participant understands that the recipients of Data may be located in the Participant’s country, in the United States or elsewhere, and that the recipients’ country may have different data privacy laws and protections than the Participant’s country. The Participant understands that he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative. The Participant authorizes the Corporation and any other possible recipients which may assist the Corporation (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing the Participant’s participation in the Plan. The Participant understands that Data will be held only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan. The Participant understands that he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative. The Participant understands, however, that refusing or withdrawing his or her consent may affect the Participant’s ability to participate in the Plan. For more information on the consequences of the Participant’s refusal to consent or withdrawal of consent, the Participant understands that the Participant may contact his or her local human resources representative.
     In addition to the above, if the Participant is a resident of Quebec, the Participant hereby authorizes the Corporation and the Corporation’s representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan. The Participant further authorizes the Corporation and any of its Subsidiaries and the administrator of the Plan to disclose and discuss the Plan with their advisors. The Participant further authorizes the Corporation and any Subsidiary to record such information and to keep such information in his or her employee file.]
     14. Electronic Delivery. The Corporation may, in its sole discretion, decide to deliver any documents related to the Option or future awards made under the Plan by electronic means or request the Participant’s consent to participate in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Corporation or a third party designated by the Corporation.
     15. [Language. If the Participant has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control, unless otherwise prescribed by local law.]
     16. Governing Law. The Option and the legal relations between the parties shall be governed by and construed in accordance with the laws of the State of New Jersey (without reference to the principles of conflicts of law).
     17. Venue. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this Option or this Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of New Jersey and agree that such litigation shall be conducted only in the courts of Somerset County, New Jersey, or the federal courts for the United States for the District of New Jersey, where the grant of this Option is made and/or to be performed.
     18. Signature in Counterpart. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signature thereto and hereto were upon the same instrument. This Agreement may be accepted by the Participant through an electronic acceptance.
     19. Binding Effect; Benefits. The Participant agrees to be bound by the terms and conditions hereof and of the Plan. This Agreement shall be binding upon and inure to the benefit of the Corporation and the Participant and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended or shall be construed to give any person other than the Corporation or the Participant or their respective successors or assigns any legal or equitable right, remedy or claim under or in respect of any agreement or any provision contained herein.
     20. Amendment. This Agreement may not be altered, modified or amended except by a written instrument signed by the Corporation and the Participant.
     21. Sections and Other Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

     22. Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
     23. [Language Consent for Quebec Participants. The parties acknowledge that it is their express wish that the Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.]
[Les parties reconnaissent avoir exigé la rédaction en anglais de cette convention, ainsi que de tous documents exécutés, avis donnés et procédures judiciaries intentées, directement ou indirectement, relativement à ou suite à la présente convention.]
     IN WITNESS WHEREOF, the Corporation, by its duly authorized officer, and the Participant have executed this Agreement in duplicate as of the day and year first above written.

THE CHUBB CORPORATION
By:

By:
Participant